Exhibit 99.01

Seneca Biopharma Reports 2020 First Quarter Results

GERMANTOWN, Md., May 15, 2020 -- Seneca Biopharma, Inc. (Nasdaq: SNCA), a biopharmaceutical company focused on developing novel treatments for diseases of high unmet medical need, today reported its financial results for the quarter ended March 31, 2020.

Business Highlights for 2020 to date.

During the First Quarter of 2020, the Company achieved the following business milestones:

•	Continued progress on the Company’s out-licensing effort to partner NSI-566 and NSI-189 programs, while seeking to in-license or acquire novel therapeutics that could benefit from its development experience.

•	Completion of an inducement offering resulting in net proceeds of $6.7 million.

•	Appointed of Matthew W. Kalnik, Ph.D. as President and Chief Operating Officer and Dane R. Saglio as Chief Financial Officer.

•	Affirmed guidance that data readout from the Company's non-GCP Phase II trial evaluating NSI-566, for the treatment of chronic ischemic stroke, is expected during the second half of 2020.

•	Announced that as a result of feedback received from the FDA, Seneca believes that the existing Phase 1 and 2 trial results support moving into a Phase 3 clinical study for ALS.

•	Completion of the Company’s stem cell manufacturing facility in Suzhou, China which will be used to manufacture NSI-566 for clinical trials within China.

Financial Results for the Quarter Ended March 31, 2020

Cash Position and Liquidity: At March 31, 2020, cash was approximately $10 million as compared to approximately $5.1 million at December 31, 2019. The increase in cash is attributed to the January 2020 warrant inducement transaction.

Operating Loss: Operating loss for the quarter ended March 31, 2020 was $2.0 million compared to a loss of $2.5 million for the comparable 2019 period. The decrease in operating loss for 2020 was primarily due to a decrease in R&D expenses as we continue to wind down the clinical programs. This decrease was partially offset by an increase in G&A expenses which reflects an enhanced management structure to support corporate objectives as compared to the same period of 2019.

Net Loss: Net loss for the period ended March 31, 2020 was $7.6 million, or $0.93 per share, compared to a loss of $3.1 million, or $3.42 per share on a post-reverse stock-split basis, for the same period in 2019. The change in net loss was primarily attributed to a non-cash expense of $5.6 million related to the January 2020 warrant inducement transaction.

“With Matt and Dane joining the management team we are focused on executing on the strategy of acquiring new therapeutic products for development while seeking partners for our promising neural stem cell therapeutic NSI-566” commented Dr. Kenneth Carter, Seneca’s Executive Chairman.

Seneca Biopharma, Inc.
Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2020	2019

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,030,024	$5,114,917
Trade and other receivables	19,014	21,064
Prepaid expenses	414,683	510,900
Total current assets	10,463,721	5,646,881

Property and equipment, net	31,130	41,036
Patents, net	649,745	668,936
ROU and other assets	215,953	227,036
Total assets	$11,360,549	$6,583,889

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$961,026	$824,406
Accrued bonuses	98,750	135,686
Short-term note and other current liabilities	126,450	264,665
Total current liabilities	1,186,226	1,224,757

Warrant liabilities, at fair value	59,971	84,596
Lease liability, net of current portion	136,395	148,543
Total liabilities	1,382,592	1,457,896

STOCKHOLDERS' EQUITY
Preferred stock, 7,000,000 shares authorized, $0.01 par value; 200,000 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	2,000	2,000
Common stock, $0.01 par value; 300,000,000 shares authorized, 9,428,011 and 3,866,457 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	94,280	38,665
Additional paid-in capital	239,439,587	227,067,058
Accumulated other comprehensive loss	(7,148)	(6,186)
Accumulated deficit	(229,550,762)	(221,975,544)
Total stockholders' equity	9,977,957	5,125,993
Total liabilities and stockholders' equity	$11,360,549	$6,583,889

Seneca Biopharma, Inc.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended March 31,
	2020	2019

Revenues	$6,020	$2,500

Operating expenses:
Research and development expenses	696,889	1,514,463
General and administrative expenses	1,299,595	944,602
Total operating expenses	1,996,484	2,459,065
Operating loss	(1,990,464)	(2,456,565)

Other income (expense):
Interest income	13,289	29,000
Interest expense	(2,579)	(2,017)
Warrant inducement expense	(5,620,089)	-
Gain (loss) in fair value of liability classified warrants	24,625	(340,115)
Other expense	-	(344,295)
Total other income (expense)	(5,584,754)	(657,427)

Net loss	$(7,575,218)	$(3,113,992)

Net loss per share - basic and diluted	$(0.93)	$(3.42)

Weighted average common shares outstanding - basic and diluted	8,139,159	910,821

Comprehensive loss:
Net loss	$(7,575,218)	$(3,113,992)
Foreign currency translation adjustment	(962)	(1,743)
Comprehensive loss	$(7,576,180)	$(3,115,735)

About Seneca Biopharma, Inc.

Seneca Biopharma, Inc., is a clinical-stage biopharmaceutical company developing novel treatments for diseases of high unmet medical need. The Company is in the process of transforming the organization through the acquisition or in-licensing of new science and technologies, to develop with the goal of providing meaningful therapies for patients.

Cautionary Statement Regarding Forward Looking Information:

This news release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "seek" or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Seneca’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contact:

Hibiscus Bioventures
josh@hibiscusbio.com